EMPLOYMENT AGREEMENT

        THIS AGREEMENT made as of the 1st day of September 1992 by and among WI Acquisition Corp., a Wisconsin corporation (which as promptly as practicable after the date hereof intends to change its name to "Wiscold, Inc.") ("Sub"), The Christiana Companies, Inc., a Delaware corporation and the parent company of Sub ("Parent") and Gary R. Sarner (the "Executive").

                              W I T N E S S E T H :

        WHEREAS, Parent, Sub and other subsidiaries of Parent are this day acquiring the business and substantially all of the property and assets (collectively, the "Business") of Wiscold, Inc., a Wisconsin corporation (the "Company");

        WHEREAS, the Executive as been employed by the Company for many years, most recently as President of the Company;

        WHEREAS, Parent and Sub recognize that the Executive's contribution as an executive of the Company has been substantial and Parent and Sub desire to assure Sub of the Executive's employment to manage the portion of the Business acquired by Parent and Sub; and

        WHEREAS, the Executive is desirous of committing himself to serve as an employee of Sub on the terms herein provided.

        NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained, and as an inducement to Parent and Sub to close the purchase of the Business, the parties hereto agree as follows:

        1. Employment and Duties. Sub hereby agrees to employ the Executive as the President and Chief Executive Officer of Sub having equivalent responsibility to manage the portion of the Business acquired by Parent, all on the terms and conditions set forth herein, and the Executive hereby agrees to such employment on such terms and conditions. The Executive shall serve as a director or in such additional offices of Sub or any of its affiliates (including Parent) to which the Executive may be duly appointed or elected. The Executive shall perform such duties as are consistent with his position and responsibility described above as shall be assigned to him from time to time by the Board of Directors of Sub or, unless Parent waives such right by notice to Sub, by the Chief Executive Officer of Parent. The Executive agrees to devote his full business time and effort to the diligent and faithful performance of such duties.

        2. Term. Subject to Section 4 hereof, the employment of the Executive by Sub as provided in this Agreement shall commence on the date hereof and shall continue through the period ending on the fifth anniversary of the date hereof (such period, as it may be extended from time to time hereunder, is herein referred to as the "Term"); provided, however, that the Term shall be automatically extended for one additional year unless at least three hundred sixty (360) days prior to the last day of the Term either (a) the Executive shall have delivered to Sub written notice that the Term shall not be extended, or (b) the Board of Directors of Sub or an executive officer of Parent shall have delivered to the Executive written notice that the Term shall not be extended.

        3. Compensation. As compensation for his performance of services hereunder, Executive shall be entitled to receive an annual base salary at the rate of not less than One Hundred Fifty Thousand Dollars ($150,000) payable, as nearly as practicable, in equal semimonthly installments. The Executive's base salary shall be subject to annual review by the Board of Directors of Sub. The Executive shall be eligible to participate in a discretionary bonus plan which the Board of Directors of Sub will use its best efforts to develop and implement by December 31, 1992 and which will, among such other factors as the Board of Directors deems relevant, take account of the financial performance of the Business. The Executive shall also be entitled to receive such other benefits as are generally available to executive officers of Sub.

        4.   Termination of Employment.

             a. The Executive's employment shall terminate, or be subject to termination, prior to the term specified in Section 2 hereof, as follows:

             (i) Death. The Executive's employment hereunder shall terminate upon his death.

             (ii) Disability. In the event the Executive becomes physically or mentally disabled so as to become unable, for more than ninety (90) days in the aggregate during any twelve-month period, to perform his duties hereunder on substantially a full-time basis, or becomes so disabled such that it is reasonably likely that Executive will not be able to perform his duties on such basis for such period, Sub may, at its option, terminate the Executive's employment hereunder upon not less than twenty (20) days' written notice.

             (iii) Cause. Sub may, at any time, terminate the Executive's employment hereunder for Cause. For the purposes of this Agreement, Sub shall have "Cause" to terminate the Executive's employment hereunder upon (A) the Executive engaging in acts of fraud or dishonesty and resulting or intended to result, directly or indirectly, in gain to, or personal enrichment of, the Executive at the expense of Parent or Sub or any affiliate of Parent or Sub, (B) the violation of the Executive of any of the provisions of this Agreement or the Noncompetition Agreement (as hereinafter defined), or (C) the Executive's engaging in intentional misconduct which results in material injury, monetary or otherwise, to Parent or Sub or any affiliate of Parent or Sub (it being understood that no conduct on the Executive's part shall be considered "intentional" unless such conduct was not in good faith and without the reasonable belief that such conduct was in the best interests of Sub and its affiliates).

             (iv) Without Cause. Sub may, at any time, terminate the Executive's employment hereunder without cause and without the requirement of any reason or justification.

             (v) By Executive. Executive may, within thirty (30) days after a Change in Control, terminate his employment. A "Change in Control" shall be deemed to occur at any time that Parent and the affiliates of Parent who are entities own less than a 50% equity interest in the Business as the same may change hereafter, except that no Change in Control shall occur if at such time common stock of Sub is publicly traded unless a person and its affiliates other than Parent and its affiliates has the right to vote a greater percentage of the votes in elections for directors of Sub (but not less than 25% of the votes) than Parent and its affiliates.

             b. Cessation of Salary and Benefits after Termination. In the event of the termination of the Executive's employment, all payments of salary and benefits under Paragraph 3 hereof shall cease, and the Executive shall not be entitled to receive any compensation, payment (including damages) or benefits from any person on account of such termination, except as provided in the following sentence and except that
   (I) the Executive shall be entitled to receive those benefits which by their terms continue after termination of employment in accordance with the terms of such benefits applicable after termination of employment, and
   (ii) the Executive shall be entitled, upon notice given to Parent within thirty (30) days after such termination (sixty (60) days in the case of a termination under Paragraph 4 (a) (ii)), to purchase for cash any life insurance then maintained on the life of the Executive for which Sub is the beneficiary at a price equal to the sum of the net cash surrender value of such insurance at the time the purchase is made (which shall be as promptly as practicable after the Executive's notice) plus any premiums paid on such insurance during the relevant thirty (30) or sixty (60) day period; provided, however, that the Executive shall only be entitled to purchase such life insurance if he is living at the time the purchase is made; and provided, further, Executive's right to make such purchase shall be subject to the consent of any lender to Sub whose consent is required therefor. In the event of the termination of the Executive's emloyment pursuant to Paragraph 4(a) (iv) hereof, the Executive shall be entitled to receive, in lieu of any other compensation or payment (including damages) from any person as a result of such termination, (i) severance payments from Sub in an amount equal to the payments of his base salary that would have been made under Paragraph 3, at the time such payments would have been made, for the remaining portion of the Term at the time of such termination (such portion, the "Remaining Term") and (ii) the continuation for the Remaining Term of any medical insurance, disability insurance and life insurance benefits being provided to the Executive and his dependents at the time of such termination. It is understood that the payments and benefits to the Executive described in the preceding sentence shall not be reduced on account of any compensation that the Executive may earn after such termination of employment or any benefits provided to the Executive in connection with such compensation.

        5. Notices. For the purposes of this Agreement, notices and all other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

             If to the Executive:

             Gary R. Sarner
             11430 W. Burleigh Street
             Wauwatosa, Wisconsin   53226

             If to Parent or Sub:

             The Christiana Companies, Inc.
             777 East Wisconsin Avenue
             Suite 3380
             Milwaukee, Wisconsin   53202
             Attention:     Sheldon B. Lubar
                            William T. Donovan

             With a copy of notice
             to Parent or Sub to:

             Jere D. McGaffey
             Foley & Lardner
             777 East Wisconsin Avenue
             Suite 3600
             Milwaukee, Wisconsin   53202

   or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        6. Miscellaneous. No provisions of this Agreement may be amended unless such amendment, modification or discharge is agreed to in writing signed by the parties hereto. This Agreement, the Noncompetition Agreement and the Assignment of Noncompetition Agreement of even date herewith (collectively, the "Noncompetition Agreement") constitute the entire agreement of the parties on the subject matter hereof and no agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This agreement shall be binding upon and inure to the benefit of Sub and its successors and assigns (Sub's right to assign this Agreement being subject to Executive's right to terminate his employment under Paragraph 4(a) (v) hereof), and Executive and his heirs, executors, administrators and legal representatives. Parent shall have no obligations under this Agreement, but it shall inure to the benefit of Parent and its successors and assigns. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin applicable to contracts made and to be performed therein between residents thereof. This Agreement supersedes that certain Employment Agreement between the Company and the Executive dated January 1, 1990.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                     /s/ Gary R. Sarner
                                     Gary R. Sarner



                                     WI Acquisition Corp.



                                     By: /s/ William T. Donovan
                                         William T. Donovan
                                         Vice President


                                     THE CHRISTIANA COMPANIES, INC.

                                     By: /s/ William T. Donovan
                                         William T. Donovan
                                         Vice President